EXHIBIT 10.5.9

Execution Version

EIGHTH AMENDMENT TO CREDIT AGREEMENT

THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of December 23, 2011 (the “Effective Date”), by and among TWINLAB CORPORATION, a Delaware corporation (“Borrower”), IDEA SPHERE INC., a Michigan corporation (“Parent”), and FIFTH THIRD BANK, an Ohio banking corporation (“Lender”), is as follows:

Preliminary Statements

A.           Borrower, Parent and Lender are parties to a Credit Agreement dated as of January 7, 2008, as amended by the First Amendment to Credit Agreement and Amendment to Loan Documents dated as of December 2, 2008, the Second Amendment to Credit Agreement dated to be effective as of January 2, 2009, the Third Amendment to Credit Agreement dated to be effective as of May 8, 2009, the Forbearance and Reaffirmation Agreement and Amendment to Loan Documents dated to be effective as of September 8, 2009, the First Amendment to Forbearance and Reaffirmation Agreement and Amendment to Loan Documents dated to be effective as of November 8, 2009, the Fourth Amendment to Credit Agreement dated to be effective as of March 8, 2010, the Fifth Amendment to Credit Agreement dated to be effective as of December 31, 2010, the Sixth Amendment to Credit Agreement dated to be effective as of June 8, 2011, and the Seventh Amendment to Credit Agreement dated to be effective as of September 8, 2011 (such Credit Agreement, as heretofore amended, being the “Credit Agreement”).  Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Credit Agreement.

B.           The Loan Parties have requested that Lender: (i) amend the Credit Agreement and other Loan Documents to extend the stated Termination Date to January 5, 2014; (ii) waive the Current Defaults (as defined in Section 2.1); and (iii) make certain other amendments to the Credit Agreement and certain of the other Loan Documents, all as more specifically set forth herein.  Lender is willing to consent to such requests and to amend the Credit Agreement and the other Loan Documents to reflect such modifications, all on the terms, and subject to the conditions, of this Amendment.

Statement of Agreement

In consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, Lender, Parent and Borrower hereby agree as follows:

1.           Amendments to Credit Agreement.  Subject to the satisfaction of the conditions of this Amendment, the Credit Agreement is hereby amended as follows:

1.1           Section 1.1 of the Credit Agreement is hereby amended by the addition of the following new definitions, in their proper alphabetical orders, to provide in their respective entireties as follows:

“Capital Contributions Credit” has the meaning given in the Capital Contribution Agreement.

“Conditions to Payment of Preferred Cash Dividends” means, with respect to any proposed Permitted Preferred Cash Dividend Payment, each of the following conditions:  (a) no Event of Default then exists or would result from the making of such proposed Permitted Preferred Cash Dividend Payment, (b) after giving effect to the making of such proposed Permitted Preferred Cash Dividend Payment, on a pro forma basis, Borrower would have Revolving Loan Availability in the principal amount of at least $2,500,000, after subtracting therefrom the total, as of such date, of the amount, if any, (i) of Borrower’s accounts payable which remain unpaid greater than sixty (60) days past the invoice date with respect thereto, unless the same are the subject of an A/P Trade Payable Agreement, and (ii) any book overdraft of Borrower, and (c) after giving effect to the making of such proposed Permitted Preferred Cash Dividend Payment, Borrower is in compliance with the Fixed Charge Coverage Ratio, calculated on a pro forma basis as if such Permitted Preferred Cash Dividend Payment had been made on the first day of the relevant Test Period.

“Debt-to-Equity Conversion Documents” has the meaning given in Section 4.9 of the Eighth Amendment.

“Eighth Amendment” means the Eighth Amendment to Credit Agreement dated to be effective as of December 23, 2011, among Borrower, Parent, and Lender.

“Eighth Amendment LaSalle Consent Letter” has the meaning given in Section 4.7 of the Eighth Amendment.

“Extraordinary Expense Cap” means:

(a)           for the Test Period ending on December 31, 2011, an aggregate amount equal to $175,000;

(b)           for each of the Test Periods ending on March 31, 2012 and June 30, 2012, an aggregate amount equal to $183,683; and

(c)           for any Test Period ending on or after September 30, 2012, an aggregate amount equal to $500,000.

“Extraordinary Expense Carryover Amount” means:

(a)            for each of the Test Periods ending on December 31, 2011, March 31, 2012, and June 30, 2012, an aggregate amount equal to $316,317; and

(b)            for any Test Period ending on or after September 30, 2012, an amount equal to zero Dollars.

“Preferred Stock Documents” has the meaning given in Section 4.8 of the Eighth Amendment.

“Prepaid Capital Contribution Payments” means, for all purposes of this Agreement and the other Loan Documents, aggregate amounts (a) representing Capital Contributions (as defined in the Capital Contribution Agreement) satisfied by the Capital Contributions Credit, in an aggregate amount up to $15,000,000 with respect to all Capital Contributions resulting from any Capital Contribution Triggering Event occurring on or after October 30, 2011, and (b) with respect to which Contributors’ (as defined in the Capital Contribution Agreement) obligation to make such Capital Contributions is deemed satisfied pursuant to, and in accordance with, the terms of the Capital Contribution Agreement.

“Voluntary Capital Contribution Payments” means, for any period, aggregate amounts which are (a) voluntarily paid by one or more Contributors (as defined in the Capital Contribution Agreement), (b) received by Lender in cash pursuant to, and in accordance with, the terms of the Capital Contribution Agreement, and (c) applied by Lender against the unpaid balance of the Loans in accordance with this Agreement.

1.2           The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their entireties by substituting the following in their respective places:

“Capital Contribution Payments” means, for any period, aggregate amounts received by Lender in cash under the Capital Contribution Agreement and applied by Lender against the unpaid balance of the Loans in accordance with this Agreement.  For the avoidance of any doubt, “Capital Contribution Payments” shall not include (a) Prepaid Capital Contribution Payments or (b) any other Capital Contributions subject to the Capital Contribution Credit.

“EBITDA” means, for any period, the total (without duplication) in Dollars of (all as determined in accordance with GAAP on a consolidated basis): (a) Net Income, plus (b) the aggregate amount of Loan Parties’ depreciation and amortization expense for the applicable period to the extent deducted in the determination of Net Income, plus (c) the aggregate amount of Loan Parties’ interest expense for the applicable period to the extent deducted in the determination of Net Income, plus (d) the aggregate amount of Loan Parties’ income and franchise tax expense for the applicable period to the extent deducted in the determination of Net Income, plus (e) any non-cash loss incurred during the applicable period arising from the sale or other disposition of the Cole Water Property to the extent deducted in the determination of Net Income.  For purposes of determining EBITDA, “Net Income” will be determined exclusive of any amounts, during such period, attributable to: (i) any upward inventory adjustments except to the extent of an upward inventory adjustment as certified by Loan Parties’ independent certified public accountants under GAAP as part of preparing Loan Parties’ annual audited Financial Statements and for which Lender is given notice of the amount thereof; (ii) any gain arising from the sale of capital assets; (iii) any gain arising from the write-up of any assets; (iv) any extraordinary gains and items of income; (v) any gains recognized by a Loan Party as earnings which relate to adjustments made by a Loan Party as a result of any extraordinary accounting adjustment; and (vi) any other non-operating, non-recurring gains.

“Fifth Third Shareholder Loans” means the Indebtedness owing to Lender (or its successors or assigns) evidenced by (a) that certain Amended, Restated, and Consolidated Draw Loan Note and Agreement dated as of December 23, 2011 made by David L. Van Andel and William W. Nicholson to the order of Fifth Third Bank in the original principal amount of $36,300,000 (as may be further amended, restated, modified, supplemented or replaced from time to time, the “Fifth Third Shareholder Note”), and (b) the other Fifth Third Shareholder Loan Documents (as defined in the Fifth Third Shareholder Note) (all of the foregoing, as the same may be further amended, restated, modified, supplemented or replaced from time to time, collectively, the “Fifth Third Shareholder Loan Documents”).

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio resulting from dividing: (a) the sum of (i) EBITDA for any Test Period, plus (ii) the then applicable Extraordinary Expense Carryover Amount, plus (iii) any Extraordinary Expenses incurred in that same Test Period up to the then applicable Extraordinary Expense Cap, less (iv) Loan Parties’ aggregate consolidated Non-financed Capital Expenditures made in cash during that same Test Period, by (b) Fixed Charges for that same Test Period.

“Fixed Charges” means, for the applicable Test Period, the total (without duplication), in Dollars, of (all as determined on a consolidated basis in accordance with GAAP): (a) the principal amount of Loan Parties’ consolidated long-term debt and obligations, in each case, paid during the applicable Test Period (other than the Eighth Amendment Loan Paydowns (as defined in the Eighth Amendment), any Cole Water Mandatory Prepayment (as defined in the Seventh Amendment), and any Mortgaged Property Mandatory Prepayment (as defined in the Seventh Amendment)); (b) the principal portion of Loan Parties’ aggregate consolidated Capitalized Lease Obligations paid during the applicable Test Period; (c) Loan Parties’ aggregate consolidated cash payments of interest during the applicable Test Period (including interest paid on the Obligations, the Fifth Third Shareholder Loans, the Alticor Note, the Owner/Affiliate Subordinated Debt, the LaSalle Debt, the Capitalized Lease Obligations and any other Indebtedness for the applicable Test Period); (d) Loan Parties’ aggregate consolidated cash payments of income and franchise taxes during such Test Period (whether or not in the form of Tax Distributions); and (e) all dividends and distributions paid by Parent to its shareholders for such Test Period (including each Permitted Preferred Cash Dividend Payment) (provided that nothing herein shall be deemed to allow any such dividends and distributions unless expressly permitted under Section 5.6).  For the avoidance of any doubt, “Fixed Charges” shall be determined exclusive of any principal and/or interest payments on the Fifth Third Shareholder Loans made by Persons other than Borrower after the Effective Date (as defined in the Eighth Amendment).

“Owner/Affiliate Subordination Agreements” means, collectively: (a) the Subordination Agreement between Mark A. Fox and Lender dated as of the date of this Agreement, among other things, subordinating the applicable Owner/Affiliate Subordinated Debt to the Obligations; (b) the Subordination Agreement between JVA Enterprises Capital, LLC and Lender dated as of the date of this Agreement, among other things, subordinating the applicable Owner/Affiliate Subordinated Debt to the Obligations; (c) the Subordination Agreement between John Paul DeJoria and Lender dated as of the date of this Agreement, among other things, subordinating the applicable Owner/Affiliate Subordinated Debt to the Obligations; (d) the Amended and Restated Subordination Agreement between William W. Nicholson and Lender dated as of December 23, 2011, among other things, subordinating the applicable Owner/Affiliate Subordinated Debt to the Obligations; and (e) the Amended and Restated Subordination Agreement between David L. Van Andel and Lender dated as of December 23, 2011, among other things, subordinating the applicable Owner/Affiliate Subordinated Debt to the Obligations.

“Test Period” means each 12 Month Period ending at the end of each Fiscal Quarter or Fiscal Year.  The first Test Period occurring on or after the Effective Date (as defined in the Eighth Amendment), for the purposes of this Agreement shall end on the Fiscal Year ended on December 31, 2011; provided, that with respect to determining the Fixed Charge Coverage Ratio under Section 5.10 as of (a) December 31, 2011, “Test Period” means the period beginning on October 1, 2011 and ending on December 31, 2011, (b) March 31, 2012, “Test Period” means the period beginning on October 1, 2011 and ending on March 31, 2012, (c) June 30, 2012, “Test Period” means the period beginning on October 1, 2011 and ending on June 30, 2012, and (d) September 30, 2012, “Test Period” means the period beginning on October 1, 2011 and ending on September 30, 2012.

1.3           Clause (a) of the definition of “Change of Control” in Section 1.1 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(a)
a change in the ownership of Parent, such that David L. Van Andel, William W. Nicholson and John Paul DeJoria, collectively, fail to: (i) own legally and beneficially, free and clear of any Liens, more than 50%, on a fully diluted basis, of the outstanding Ownership Interests of Parent or (ii) have the power to direct or cause the direction of the management and policies of Parent;

1.4           Each reference to “July 8, 2013” in the definition of “Termination Date” in Section 1.1 of the Credit Agreement is hereby amended by substituting a reference to “January 5, 2014” for such reference to “July 8, 2013” where “July 8, 2013” appears therein.

1.5           Section 2.1(c) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(c)            On the Effective Date (as defined in the Eighth Amendment), Borrower shall execute and deliver to Lender an Amended and Restated Revolving Credit Promissory Note in the form of Exhibit 2.1 to this Agreement (as amended and restated, the “Revolving Note”), dated to be effective as of the Effective Date (as defined in the Eighth Amendment), in the principal amount of the Revolving Commitment, and bearing interest at such rates, and payable upon such terms, as specified in the Revolving Note.  Subject to compliance with the applicable provisions of Section 6.4(b) and the Revolving Note, Borrower may prepay the Revolving Loans in whole or part at any time without premium or penalty.

1.6           Section 2.2(d) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(d)           On the Effective Date (as defined in the Eighth Amendment), Borrower shall execute and deliver to Lender an Amended and Restated Term Promissory Note in the form of Exhibit 2.2(d) to the this Agreement (as amended and restated, the “Term Loan B Note”), dated to be effective as of the Effective Date (as defined in the Eighth Amendment), in the original principal amount of Term Loan B as of the Effective Date (as defined in the Eighth Amendment), and bearing interest at such rates, and payable upon such terms, as specified in the Term Loan B Note.

1.7           Section 5.6(a) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(a)           Neither Borrower nor Parent will declare or pay any dividend or distributions on its Ownership Interests (including any return of capital) except that:

(i)            Borrower may make cash dividends or distributions to Parent solely in order, and in such amounts sufficient: (A) for Parent to pay (“Tax Distributions”): (1) the federal, state and local income tax liabilities of Borrower which are then due (to the extent Borrower is consolidated with Parent for income tax purposes), or (2) any state franchise taxes of Parent which are then due, and (B) for Parent to make Investments in the Joint Ventures to the extent permitted by Section 5.9(ii);

(ii)           Borrower may make cash dividends or distributions to Parent, and Parent may make cash dividends or distributions to a Contributor (as defined in the Capital Contribution Agreement), in each case solely to the extent, and in the manner, expressly permitted by the applicable Owner/Affiliate Subordination Agreement;  and

(iii)           Borrower may make cash dividends or distributions to Parent, and Parent may make cash dividends or distributions to its preferred shareholders, in each case solely in order, and in such amounts sufficient, for Parent to pay cash dividends that have been declared by Parent's Board of Directors on Parent's preferred stock, in an aggregate amount not to exceed $1,250,000 in any Fiscal Year (collectively, “Permitted Preferred Cash Dividends”), so long as, with respect to each proposed Permitted Preferred Cash Dividend and after giving effect thereto, each of the Conditions to Payment of Preferred Cash Dividends has been satisfied.

1.8           Section 5.10 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

5.10           Fixed Charge Coverage Ratio.  Loan Parties will not permit the Fixed Charge Coverage Ratio to be less than the ratio set opposite the following Test Periods ending on any of the following dates or occurring during any of the following periods:

Test Periods	Fixed Charge Coverage Ratio

For each of the Test Periods ending on and after December 31, 2011	1.0 to 1

1.9           Section 6.6 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

6.6           Capital Contribution Payments.  In the event that there is an Event of Default of the Curable Financial Covenant (and there is no other Event of Default then in existence), Borrower may cure such Event of Default if (a) one or more of the following occurs (collectively, “Capital Contribution Events”): (i) Capital Contribution Payments are made in strict compliance with the terms of the Capital Contribution Agreement, (ii) Prepaid Capital Contribution Payments are deemed to have been made in strict compliance with the terms of the Capital Contribution Agreement, or (iii) Voluntary Capital Contribution Payments are made pursuant to, and in accordance, with the terms of the Capital Contribution Agreement; and (b) the proceeds of such Capital Contribution Events are (1) received by Lender in cash (other than as it respects any Prepaid Capital Contribution Payments) and (2) are in an amount sufficient, if treated as being EBITDA for the applicable Test Period, to cause compliance with the Fixed Charge Coverage Ratio.  For purposes of calculating the Fixed Charge Coverage Ratio with respect to all applicable Test Periods, EBITDA, solely for purposes of the Fixed Charge Coverage Ratio under Section 5.10, shall be deemed to include the amount received (or deemed to have been received) as a consequence of the applicable Capital Contribution Event by Lender in accordance with this Section 6.6 as if such Capital Contribution Events occurred in the Test Period for which there was an Event of Default under Section 5.10 that resulted in the Capital Contribution Triggering Event applicable to such Capital Contribution Events.  Borrower agrees to include in each Compliance Certificate delivered to Lender Borrower’s identification of the then amount of the Prepaid Capital Contribution Payments and the Capital Contributions Credit.

1.10                      Section 9.8 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

9.8           Notices.  Any notice required, permitted or contemplated hereunder shall, except as expressly provided in this Agreement, be in writing and addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder and shall be deemed validly given: (a) when delivered in hand, (b) on completion of a facsimile transmission to the number listed below so long as (i) receipt of confirmation of the telecopy is made by the sending party and (ii) an original notice is also sent to the receiving party contemporaneously with facsimile by overnight courier in accordance with subparagraph (c) of this Section 9.8, (c) the next Business Day after such notice was delivered to a regularly scheduled nationally recognized overnight delivery carrier (such as FedEx, UPS, or DHL) with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment of such fees, or (d) five (5) Business Days after such notice was mailed by registered or certified mail, return receipt requested, addressed as follows:

To Loan Parties:                                   Idea Sphere Inc.
632 Broadway
Suite 201
New York, New York 10012
Attn: Thomas A. Tolworthy, President
Richard H. Neuwirth, General Counsel
Fax: (212) 505-5413
To Lender:                                          38 Fountain Square Plaza
MD #10AT63
Cincinnati, Ohio  45263
Attention:  William R. Harrod

and

111 Lyons Street N.W.
MD  RMOB2C
Grand Rapids, Michigan  49503
Attention:  Andrew P. Hanson

1.11           Exhibit 2.1 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 2.1.  Exhibit 2.2(d) to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 2.2(d).  Exhibit 4.3(d) the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 4.3(d).  Schedule 1.2 of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 1.2 in its place. Schedule 1.3 of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 1.3 in its place. Schedule 1.4 of the Credit Agreement is hereby deleted in its entirety. Schedule 1.5 of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 1.5 in its place. Schedule 3.3 of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.3 in its place. Schedule 3.5 of the Credit Agreement is hereby supplemented by the document attached hereto as Schedule 3.5 in its place.   Schedule 3.6 of the Credit Agreement is hereby amended by the document attached hereto as Schedule 3.6 in its place. Schedule 3.8 of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.8 in its place.  Schedule 3.9 of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.9 in its place.  Schedule 3.12(a) of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.12(a) in its place.  Schedule 3.12(b) of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.12(b) in its place. Schedule 3.14 of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.14 in its place.  Schedule 3.15 of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.15 in its place. Schedule 3.19 of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.19 in its place.  Schedule 5.1 of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 5.1 in its place.

2.           Waiver of Current Defaults; Rescission of Acceleration and Acknowledgment Regarding Default Rate; Lender Consents.

2.1           Waiver of Current Defaults.  As previously communicated by Lender in that certain letter dated November 7, 2011 from Lender to Borrower and the other parties thereto, and based upon financial and other information submitted by Borrower to Lender, Borrower and Parent acknowledge that the following Events of Default have occurred and continue to exist as of the Effective Date (collectively, the “Current Defaults”): (a) pursuant to Section 3.1 of the Seventh Amendment as a result of Borrower's failure to make the Seventh Amendment Fifth Third Shareholder Loans Paydown (as defined in the Seventh Amendment) in accordance with Section 3.1 of the Seventh Amendment; (b) pursuant to Section 6.1(f) of the Credit Agreement as a result of the occurrence and continuation of certain Events of Default (as defined in the Fifth Third Shareholder Note) under the Fifth Third Shareholder Loan Documents, which defaults are enumerated in the Shareholder Note Documents; (c) pursuant to Section 6.1(c) of the Credit Agreement as a result of (i) Borrower's violation of the Fixed Charge Coverage Ratio Financial Covenant for the Test Period ended September 30, 2011 and (ii) a breach of Section 2 of the Capital Contribution Agreement due to the failure of the Contributors (as defined in the Capital Contribution Agreement) to make all of the required Capital Contributions (as defined in the Capital Contribution Agreement) in cash in immediately available funds on or before November 14, 2011 (the “Capital Contribution Default”); (d) pursuant to Section 6.1(t) of the Credit Agreement due to the Capital Contribution Default; (e) under Section 6.1(c) of the Credit Agreement as a result of payments made prior to the Effective Date in contravention of the express terms of the Owner/Affiliate Subordination Agreements; (f) pursuant to Section 10.3 of the LaSalle Loan Agreement due to the defaults under the Credit Agreement enumerated herein; and (g) under Section 4.9 of the Credit Agreement as a result of the Loan Parties' failure to timely provide written notice to Lender of any of the foregoing Events of Default set forth in the immediately preceding clauses (a) through (f).  Borrower and Parent have requested that Lender waive the Current Defaults.  On the terms, and subject to the conditions, of this Amendment, Lender hereby waives the Current Defaults for the specific periods and occurrences indicated.  The waiver provided in this Section 2.1, either alone or together with other waivers which Lender may give from time to time, shall not, by course of dealing, implication or otherwise: (A) obligate Lender to waive any Event of Default, whether past, present, or future, other than the Current Defaults, (B) constitute or be deemed to be a modification or amendment of the Credit Agreement or any of the other Loan Documents, or (C) reduce, restrict or in any way affect the discretion of Lender in considering any future waiver requested by Borrower or any other Loan Party.

2.2           Rescission of Acceleration and Acknowledgment Regarding Default Rate. On and after the Effective Date: (a) Lender hereby rescinds its election to accelerate the Obligations, (b) Lender hereby revokes its demand for immediate payment in full of the Obligations, and (c) Lender will no longer impose the Default Rate to the Obligations based upon the Current Defaults; provided that nothing herein is intended, or shall be construed, to limit Lender's ability to accelerate, make demand for, or impose the Default Rate to the Obligations based upon the occurrence of any Event of Default other than the Current Defaults.

2.3           Lender Consents. Borrower and Parent have requested that Lender consent to the Preferred Stock Documents, the Debt-to-Equity Conversion Documents, and the transactions contemplated thereby (collectively, the “Pending Equity Transactions”). On the terms, and subject to the conditions, of this Amendment, Lender hereby consents, without recourse, representation or warranty, to the Pending Equity Transactions.  The consent provided in this Section 2.3, either alone or together with other waivers which Lender may give from time to time, shall not, by course of dealing, implication or otherwise: (a) obligate Lender to consent to any other like occurrence or transaction, in each case past, present or future, other than the Pending Equity Transactions or as expressly permitted by the Loan Documents without Lender's consent, or (b) reduce, restrict or in any way affect the discretion of Lender in considering any future consent requested by Borrower or any other Loan Party.

3.           [Intentionally Omitted].

4.           Conditions Precedent.  On or prior to the time and date that Lender executes this Amendment, and as a condition to the effectiveness of this Amendment, each of the following conditions precedent shall have been satisfied in the sole judgment of Lender:

4.1           Other Documents.  With the signing of this Amendment, and as a condition of this Amendment, Borrower will deliver to Lender: (a) an Amended and Restated Revolving Credit Promissory Note in the form of Exhibit 2.1 attached to this Amendment (the “Amended and Restated Revolving Note”); (b) an Amended and Restated Term Promissory Note in the form of Exhibit 2.2(d) attached to this Amendment (the “Amended and Restated Term Loan B Note”); (c) evidence, in form and substance satisfactory to Lender in its sole discretion, that this Amendment, the other Amendment Documents (as defined below), and the transactions contemplated hereby and thereby were duly authorized by the Board of Directors of Borrower; (d) evidence, in form and substance satisfactory to Lender in its sole discretion, that the Reaffirmation of Guaranty and Security (as referenced in Section 4.2) and the transactions contemplated thereby were duly authorized by the Board of Directors or Members, as applicable, of each Loan Party (other than Borrower); and (e) all other documents, instruments and agreements, in form and substance satisfactory to Lender in its sole discretion, deemed necessary or desirable by Lender to effect the amendments to Borrower's credit facilities with Lender contemplated by this Amendment.

4.2           Reaffirmation of Guaranty and Security; Reaffirmation of Individual Guaranties; Reaffirmation and Amendment of Capital Contribution Agreement.  As a condition of this Amendment, Borrower and Parent shall cause (a) each of the Loan Parties (other than Borrower) to execute the Reaffirmation of Guaranty and Security below, (b) each of the Individual Guarantors (other than Mark A. Fox) to execute the Reaffirmation of Individual Guaranties below, and (c) each of the Contributors (other than Mark A. Fox) to execute the Reaffirmation and Amendment of Capital Contribution Agreement below.

4.3           Reaffirmations of Subordination; Amended and Restated Subordination Agreements.  As a condition of this Amendment, Borrower and Parent shall cause: (a) each of John Paul DeJoria and JVA Enterprises Capital, LLC to execute the Reaffirmation of Subordination below and (b) each of William W. Nicholson and David L. Van Andel to execute an Amended and Restated Subordination Agreement in favor of Lender, in form and substance satisfactory to Lender in its sole discretion.

4.4           Reaffirmation of Acknowledgment to Intercreditor Agreement.  As a condition of this Amendment, Borrower and Parent shall cause each of the applicable parties party thereto to execute the Reaffirmation of Acknowledgment to Intercreditor Agreement below.

4.5           Fifth Third Shareholder Loan Documents.  As a condition of this Amendment, Borrower shall execute and deliver, or cause to be executed and delivered, to Lender, all in form and substance satisfactory to Lender (collectively, the “Shareholder Note Documents”): (a) a Loan Assumption Agreement with respect to the existing Fifth Third Shareholder Loans (the “Loan Assumption Agreement”), duly executed by David L. Van Andel and William W. Nicholson, (b) an Amended, Restated, and Consolidated Draw Loan Note and Agreement with respect to the existing Fifth Third Shareholder Loans (the “Fifth Third Shareholder Loan Note”), duly executed by David L. Van Andel and William W. Nicholson,  and (c) all other documents, instruments and agreements deemed necessary or desirable by Lender to effect the amendments to the Fifth Third Shareholder Loans contemplated by the Loan Assumption Agreement and/or the Fifth Third Shareholder Loan Note.

4.6           Eighth Amendment Loan Paydowns.  On or about November 23, 2011, Borrower received $5,000,000, in immediately available funds, in anticipation of the consummation of the Preferred Stock Documents (the “Initial Preferred Stock Proceeds”).  As a condition of this Amendment, on or before the Effective Date (collectively, the “Eighth Amendment Loan Paydowns”): (a) Borrower shall cause that portion of the Initial Preferred Stock Proceeds that has not been used by Borrower prior to the Effective Date for working capital purposes to be applied to the outstanding principal balance of the Revolving Loans, (b) Borrower shall pay to Lender an amount equal to $5,000,000, in immediately available funds which may not be Initial Preferred Stock Proceeds or proceeds of Revolving Loans, for application against the outstanding principal balance of the Revolving Loans, and (c) Borrower shall pay to Lender an amount equal to $15,000,000, in immediately available funds which may not be Initial Preferred Stock Proceeds or proceeds of Revolving Loans, for application against the outstanding principal balance of the Fifth Third Shareholder Loans.  Upon Lender's receipt of the Eighth Amendment Loan Paydowns in accordance with this Section 4.6, Lender, Parent, and Borrower hereby acknowledge and agree that Borrower's obligations pursuant to Section 3.1 of the Seventh Amendment are of no further force or effect.

4.7           Eighth Amendment LaSalle Consent Letter. As a condition of this Amendment, Borrower and Parent shall execute and deliver to Lender a consent letter, duly executed by LaSalle and acknowledged by Borrower (the “Eighth Amendment LaSalle Consent Letter”), in form and substance acceptable to Lender, and including, among other things, LaSalle's consent to the application of the Eighth Amendment Loan Paydowns in accordance with this Amendment.

4.8           Preferred Stock Documents.  As a condition of this Amendment, on or before the Effective Date, Borrower shall execute and deliver to Lender, or cause to be executed and delivered to Lender, as applicable, all in form and substance (and on terms and conditions) satisfactory to Lender in its sole discretion (collectively, the “Preferred Stock Documents”): (a) all documents, instruments and agreements executed and delivered by Parent or any other Person in connection with Parent's issuance of preferred stock, and (b) all other documents, instruments and agreements deemed necessary or desirable by Lender in connection with any of the foregoing.  Upon Lender's receipt of the Preferred Stock Documents in accordance with this Section 4.7, Lender, Parent, and Borrower hereby acknowledge and agree that Borrower's obligations pursuant to Section 3.2 of the Seventh Amendment are of no further force or effect.

4.9            Debt-to-Equity Conversion Documents.  As a condition of this Amendment, on or before the Effective Date, Borrower shall execute and deliver to Lender, or cause to be executed and delivered to Lender, as applicable, all in form and substance (and on terms and conditions) satisfactory to Lender in its sole discretion (collectively, the “Debt-to-Equity Conversion Documents”): (a) all documents, instruments and agreements executed and delivered by Borrower or any other Person in connection with the conversion of the Owner/Affiliate Subordinated Debt outstanding on the Effective Date (prior to giving effect to this Amendment and the transactions contemplated hereby) owing by Borrower to each of David L. Van Andel, William W. Nicholson, and John Paul DeJoria, and (b) all other documents, instruments and agreements deemed necessary or desirable by Lender in connection with any of the foregoing.

5.           Reaffirmation of Security.  Borrower, Parent and Lender hereby expressly intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents (other than solely to the extent of the Eighth Amendment Loan Paydowns); (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to any Security Document evidencing, governing or creating a Lien on the Loan Collateral.  Each of Borrower and Parent ratifies and reaffirms any and all grants of Liens to Lender on the Loan Collateral as security for the Obligations, and each of Borrower and Parent acknowledges and confirms that the grants of the Liens to Lender on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent of any Permitted Liens.

           6.           Representations.  To induce Lender to accept this Amendment, each of Borrower  and Parent hereby represents and warrants to Lender as follows:

                      6.1           Each of Borrower and Parent has full power and authority to enter into, and to perform its obligations under, as applicable, this Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Loan B Note, the Loan Assumption Agreement, the Eighth Amendment LaSalle Consent Letter, the Preferred Stock Documents, the Debt-to-Equity Conversion Documents, and the other Loan Documents being executed and/or delivered in connection herewith (collectively, the “Amendment Documents”) and the execution and delivery of, and the performance of its obligations under and arising out of, the applicable Amendment Documents have been duly authorized by all necessary corporate action.

                      6.2           Each Amendment Document, as applicable, constitutes the legal, valid and binding obligations of Borrower and Parent, as applicable, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

6.3           No Event of Default has occurred and is continuing under the Credit Agreement, other than the Current Defaults.

           7.           Costs and Expenses.  As a condition of this Amendment, Borrower will pay and reimburse Lender, promptly upon Lender's request, for the costs and expenses incurred by Lender in connection with this Amendment and the transactions contemplated hereby, including, without limitation, reasonable attorneys' fees.

8.           Entire Agreement.  This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment; provided that nothing herein or in any of the Loan Documents shall be construed to supersede, or to have merged into, any of the Fifth Third Shareholder Loan Documents, all of which will remain in full force and effect.

           9.           Release.  Each of Borrower and Parent, on such Loan Party's behalf and, as applicable, on behalf of such Loan Party's officers, directors, members, managers, shareholders, administrators, heirs, legal representatives, beneficiaries, affiliates, subsidiaries, successors and assigns, hereby represents and warrants that such Loan Party has no claims, counterclaims, setoffs, actions or causes of action, damages or liabilities of any kind or nature whatsoever, whether in law or in equity, in contract or in tort, whether now accrued or hereafter maturing (collectively, “Claims”) against Lender, its direct or indirect parent corporation or any direct or indirect affiliates of such parent corporation, or any of the foregoing's respective directors, officers, employees, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Lender Parties”) that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event.  Each of Borrower and Parent, on such Loan Party's behalf and, as applicable, on behalf of such Loan Party's officers, directors, members, managers, shareholders, administrators, heirs, legal representatives, beneficiaries, affiliates, subsidiaries, successors and assigns, voluntarily releases and forever discharges and indemnifies and holds harmless all Lender Parties from any and all Claims and other third-party claims that may be asserted against the Lender Parties, whether known or unknown, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event.  “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any type or sort, whether known or unknown, which occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of (a) any of the terms of this Amendment, any other Loan Document, or any Fifth Third Shareholder Loan Document, (b) any actions, transactions, matters or circumstances related hereto or thereto, (c) the conduct of the relationship between any Lender Party and any Loan Party or other Person, or (d) any other actions or inactions by any Lender Party, all on or prior to the Effective Date.

           10.           Default.  Any default by Borrower or Parent in the performance of any of such Loan Party's obligations under any Amendment Document shall constitute an Event of Default under the Credit Agreement.

           11.           Continuing Effect of Credit Agreement; Reaffirmation of Loan Documents.  Except as expressly amended hereby, all of the provisions of the Credit Agreement are ratified and confirmed and remain in full force and effect. The existing Loan Documents, except as amended by this Amendment or, as applicable, as amended (or amended and restated) by one of the other Amendment Documents, shall remain in full force and effect, and each of them, as applicable, is hereby ratified and confirmed by Borrower, Parent, and Lender.

           12.           One Agreement; References; Fax Signature.  The Credit Agreement, as amended by this Amendment, will be construed as one agreement.  All references in any of the Loan Documents to: (a) the Credit Agreement will be deemed to be references to the Credit Agreement as amended by this Amendment, (b) the Revolving Note will be deemed to be references to Amended and Restated Revolving Note, and (c) the Term Loan B Note will be deemed to be references to the Amended and Restated Term Loan B Note.  Any Amendment Document may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof or thereof, and, if so signed: (i) may be relied on by each party as if the document were a manually signed original and (ii) will be binding on each party for all purposes.

           13.           Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

           14.           Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

           15.           Governing Law; Severability.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles). If any term of this Amendment is found invalid under Ohio law or laws of mandatory application by a court of competent jurisdiction, the invalid term will be considered excluded from this Amendment and will not invalidate the remaining terms of this Amendment.

16.           Joint Obligations.  The obligations of Borrower and Parent under this Amendment and, as applicable, the other Loan Documents are joint, several and primary.  No Loan Party will be or be deemed to be an accommodation party with respect to any of the Loan Documents.

17.           WAIVER OF JURY TRIAL. BORROWER, PARENT, AND LENDER EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AMENDMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.           Acknowledgments Regarding Mark A. Fox, etc. Borrower, Parent and Lender hereby acknowledge and agree that: (a) Mark A. Fox is not executing the Reaffirmation of Individual Guaranties required to be executed by the Individual Guarantors (other than Mark A. Fox) pursuant to this Amendment; (b) Mark A. Fox is not executing the Reaffirmation and Amendment of Capital Contribution Agreement required to be executed by the Contributors (other than Mark A. Fox) pursuant to this Amendment; (c) Mark A. Fox is not executing the Reaffirmation of Subordination required to be executed by John Paul DeJoria and JVA Enterprises Capital, LLC pursuant to this Amendment; (d) none of Anthony Robbins, Peter Lusk, or Mark A. Fox  is executing the Reaffirmation of Acknowledgment to Intercreditor Agreement required to the executed by the parties thereto pursuant to this Amendment; (e) none of Borrower, Parent, or any other Person is released from his or its obligations under any Loan Document by reason of any of the foregoing; and (f) nothing herein is intended, or shall be construed, to release any of Anthony Robbins, Peter Lusk, or Mark A. Fox from his respective obligations under any of such Loan Documents, as applicable.

[Signature Page Follows]

           IN WITNESS WHEREOF, Borrower, Parent and Lender have executed this Amendment by their duly authorized officers as of the Effective Date.

TWINLAB CORPORATION
IDEA SPHERE INC.

By:   /S/ Thomas A Tolworthy
Thomas A. Tolworthy, President and CEO

FIFTH THIRD BANK

By:   /S/ Andrew P. Hanson
Andrew P. Hanson, Vice President

SIGNATURE PAGE TO
EIGHTH AMENDMENT TO CREDIT AGREEMENT